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                                                                   EXHIBIT 10.11

                            CAUDILL PROPERTIES, INC.
                                  REAL ESTATE

                                January 23, 1998


Mr. Leon Moore
President & CEO
SHOLODGE, INC.
130 Maple Drive North
Hendersonville, Tennessee 37075

Dear Mr. Moore:

Please find below the basic terms under which I, as President and C.E.O. of the Bank of Nashville would be prepared to recommend to its Board the purchase of the following identified lot. The approval has not been obtained, but, will be sought prior to the execution of a Contract:

Property:                  Lot 3 of the Final Plat of ShoLodge, Inc.

Purchase Price:            Not less than $630,000 and not more than $750,000,
                           however, appraisal will govern price that Buyer willing and permitted to pay

Terms:                     Cash

Due Diligence:             60 days from Contract execution, with extension
                           provisions if delays experienced beyond control of Buyer

Closing: The closing will be set for 15 days subsequent to the conclusion of the due diligence period, and upon receipt by Buyer of all necessary regulatory approvals.

Other: Purchaser shall have the right to terminate the Contract, for any reason, at or prior to the conclusion of the due diligence period. If the Contract is so terminated, Purchaser shall be refunded the earnest money.

Taxes: Real Estate taxes will be prorated as of closing date. Deed and title policy to be furnished by Seller. Customary fees and costs to be noted in the Contract, when agreed upon. Seller and Buyer to pay their respective attorney costs.

Commission:                Seller and Purchaser warrant and represent to each
                           other that they have not dealt with any Realtor, Broker, or Agent in connection with the negotiation of this sale, except Caudill Properties, Inc. and its Agents, Jim and John


          208 3RD AVENUE, NORTH/4TH FLOOR/NASHVILLE, TENNESSEE 37201/
                             (615)254-1297/244-5940
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Mr. Leon Moore
January 23, 1998

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                           Martin, and agree to indemnify and hold each other
                           harmless from, and against, any cost, expenses, or liability (including, but not limited to, costs of suit and reasonable attorney's fees) for any compensation, commission, or charges claimed by any other Broker.

It is our intention to buy this property. Further, this letter is solely a letter of intent and does not constitute a binding offer or obligation of any kind. Without limited the foregoing, this letter does not obligate the Buyer to buy on the terms set forth herein or otherwise. Unless, and until, a Contract of Sale is executed between Buyer and Seller, neither party shall have any obligation to the other with respect to the sale of the property. Buyer reserves the right to revoke, modify, or amend the proposed terms, or to withdraw the letter of intent at any time, for any reason, and Seller recognizes the right of Buyer to do so.

Should you wish to proceed, I would appreciate your non-binding acknowledgment of the terms of this letter by signing where indicated below and returning a copy to me.

Time is of the essence on this and all terms, negotiations and matters concerning the letter and, subsequently, the Contract.

If the foregoing is acceptable, please indicate so by signing below and returning a copy to me.

Very truly yours,

BANK OF NASHVILLE

/s/ Mack S. Linebaugh, Jr.
---------------------------------
        President         (Title)

                                    ACKNOWLEDGED/ACCEPTED:

                                    SHOLODGE, INC.

                                    /s/ Leon Moore
                                    ---------------------------------
                                    Leon Moore, President & C.E.O.

                                    Date: 01-27-98